EXHIBIT 10.1

FORBEARANCE NO. 1, LIMITED WAIVER AND MODIFICATION

TO

LOAN AND SECURITY AGREEMENT

                THIS FORBEARANCE NO. 1, LIMITED WAIVER AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (this “Forbearance”) is entered into this 19th day of November, 2007, by and among Bioject Medical Technologies, Inc., an Oregon corporation and Bioject, Inc., each with its principal place of business at 20245 S.W. 95th Ave., Tualatin, OR 97062 USA (individually and collectively, “Borrower”) and PARTNERS FOR GROWTH, L.P. (“PFG”).  Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A.            Borrower and PFG have entered into that certain Loan and Security Agreement dated as of August 31, 2007 (as may be amended, restated, or otherwise modified, the “Loan Agreement”, and together with such documents, instruments and security agreements as were executed reasonably contemporaneously with or in connection with the Loan Agreement, the “Loan Documents”), pursuant to which PFG has extended and conditionally-agreed to make available to Borrower certain advances of money.

B.            In addition to the loan specified in Recital A, Borrower and PFG are party to a Term Loan and Security Agreement dated as of March 29, 2006 (the “Convertible Loan”), a Loan and Security Agreement dated as of December 11, 2006 (the “Revolving Loan Agreement”) and associated cross-corporate guarantees and security agreements (the “Additional PFG Loans” and, together with the loan set forth in the Loan Documents, the “Outstanding PFG Loans”).

C.            Borrower is currently in default under the Loan Agreement by its failure to comply with the financial revenue covenant set forth in Section 5 of the Schedule to the Loan Agreement (the “Default”) and such Default also constitutes an Event of Default under the Additional PFG Loans.

D.            Borrower (a) acknowledges the Default, (b) desires that PFG not declare an Event of Default or exercise other remedies under the Outstanding PFG Loans due to the above-referenced Default (to “Forbear”) from the date hereof until the earlier to occur of the termination of this Forbearance or June 1, 2008 (the “Forbearance Period”), and (c) desires that PFG provide the conditional limited waiver of the Default upon the terms and conditions more fully set forth herein.

E.             Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Forbearance, PFG is willing to Forbear for the Forbearance Period and provide the conditional limited waiver contained herein.

AGREEMENT

                NOW, THEREFORE, in consideration of the foregoing Recitals, incorporated by reference herein, and intending to be legally bound, the parties hereto agree as follows:

1.             Event of Default.  Borrower acknowledges the Default.

2.             Forbearance of PFG.  Subject to Borrower’s performance of this Forbearance and the satisfaction of the conditions set forth in Section 8 hereof, PFG agrees to Forbear during the Forbearance Period.  In the event of a breach by Borrower of any of the terms set forth in this Forbearance, a failure of any condition set forth in Section 8, or the occurrence of any Default under the Outstanding PFG Loans other than a Permitted Default, PFG, at its option, with such notice to Borrower (if any) as may be required by the Loan Documents, may terminate this Forbearance and exercise any remedies available to PFG under the Outstanding PFG Loans and under applicable law.  For purposes of this Forbearance, a “Permitted Default” shall mean (i) the specific Default for which PFG is agreeing to Forbear hereunder as set forth under Recital C, above, and (ii) all financial covenants contained in Section 5 of the Schedule to the Loan Agreement

(other than the “Minimum Liquidity” covenant set forth in Section 8.7 of this Forbearance), and (iii) any alleged Material Adverse Change in Borrower’s financial condition.

3.             Limited Waiver and Consent.  PFG hereby agrees to waive any Permitted Default for the Forbearance Period, subject to satisfaction of the conditions set forth in Section 8 hereof and Borrower’s compliance with the terms and conditions of this Forbearance.  PFG hereby consents to Borrower’s issuance of up to $3,000,000 aggregate principal amount of convertible unsecured promissory notes between November 15, 2007 and June 1, 2008. For the avoidance of doubt, the foregoing dollar threshold of convertible unsecured promissory notes has been proposed by Borrower without any threshold requirement on the part of PFG.

4.             Borrower’ Representations And Warranties.  Borrower represents and warrants that:

(a)           immediately upon giving effect to this Forbearance (i) the representations and warranties contained in the Loan Documents are true, accurate and complete (i.e., do not omit to state a material fact necessary in order to make the statements made, in light of the circumstances which they were made, not misleading) in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct as of such date), and (ii) no Event of Default has occurred and is continuing, other than the Default(s) waived pursuant to this Forbearance;

(b)           Borrower has the corporate power and authority to execute and deliver this Forbearance and to perform its obligations under the Loan Agreement, as amended by this Forbearance;

(c)           the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to PFG on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)           the execution and delivery by Borrower of this Forbearance, the Amendments (as defined in Section 8.2) and the performance by Borrower of its obligations under the Loan Agreement and Amended Warrant have been duly authorized by all necessary corporate action on the part of Borrower;

(e)           this Forbearance has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f)            as of the date hereof, it has no known defenses against the obligations to pay any amounts under the Obligations and it has no known claims of any kind against PFG.  Borrower acknowledges that, to its knowledge, PFG has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Forbearance and in connection with the Loan Documents. For purposes hereof, the term “knowledge” (and derivative terms) means the actual knowledge of any executive officer of Borrower or such knowledge as a reasonably prudent executive officer of a U.S. publicly-traded corporation would have if such executive officer exercised reasonable diligence in the performance of his or her legal duties and responsibilities.

Borrower understands and acknowledges that PFG is entering into this Forbearance in reliance upon, and in partial consideration for, the above representations and warranties.

5.             Borrowing During Forbearance Period.  Borrower shall not be entitled to borrow under any Outstanding PFG Loans during the Forbearance Period and PFG may, but shall not be obligated to, lend during the Forbearance Period.

6.             Release.  Borrower hereby forever relieves, releases, and discharges PFG and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this

Forbearance (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims (except for those arising from gross negligence or intentional misconduct in relation to any confidentiality obligations PFG may have in respect of Borrower) arising out of or in any manner connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.  In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, neither Borrower shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Forbearance, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events.  Borrower hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Forbearance, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Borrower regarding any fact relied upon by any Borrower in entering into this Forbearance; (ii) Borrower has made such investigation of the facts pertaining to this Forbearance and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Forbearance are contractual and not a mere recital; (iv) this Forbearance has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Forbearance is signed freely, and without duress, by Borrower; (v) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

7.             Limitation.  The forbearance, conditional limited waivers and amendments set forth in this Forbearance shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date.  Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

8.             Effectiveness.  Subject to the satisfaction of the conditions precedent set forth below, this Forbearance shall become effective on the date hereof, but shall continue to be subject to the satisfaction of all the following conditions:

8.1          Partial Repayment of Obligations.  On the date hereof, Borrower shall issue an irrevocable instruction to UBS Financial Services Inc. to pay PFG (in accordance with PFG’s written wire transfer instructions) on November 20, 2007 $550,000 (the “Debt Payment”) from Borrower’s account no. 04513 (the “UBS Account”).  For the avoidance of doubt, without regard to the source of funds for the Debt Payment, it is a condition to this Forbearance that Borrower reduce outstanding Obligations by $550,000 on November 20, 2007. The parties agree that PFG shall apply such payment to reduce the outstanding revolving loan Obligations under the Revolving Loan Agreement.

8.2          Amendment of Agreements and Instruments.  Each of (i) the warrant dated December 11, 2006 to purchase 200,000 shares of common stock of Bioject Medical Technologies, Inc., (ii) the $1,250,000 convertible loan dated March 29, 2006, (iii)  the warrant dated December 14, 2004 to purchase 725,000 shares of common stock of

Bioject Medical Technologies, Inc., and (iv) the warrant dated August 31, 2007 to purchase 71,429 shares of common stock of Bioject Medical Technologies, Inc. shall each be promptly amended with effect from the date hereof to reflect the terms of Exhibit A hereof (the “Amendments”); provided, however, that the amendment referred to in clause (ii) above shall not be effective until Borrower has amended the Rights Agreement dated November 15, 2004, between Bioject Medical Technologies, Inc. and American Stock Transfer and Trust Company to exclude PFG from the definition of an “Acquiring Person” to the extent necessary and Borrower agrees to use its reasonable best efforts to obtain such amendment as soon as practicable and in no event later than December 31, 2007.  For the avoidance of doubt, Borrower’s failure to secure such consent and execute the Amendments constitutes a breach of the terms of this Forbearance.

8.3          Execution and Delivery.  Borrower and PFG shall have duly executed and delivered this Forbearance and all Amendments to PFG;

8.4          Payment of PFG Expenses.  All PFG Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred in connection with this Forbearance shall immediately become a part of the Borrower’s Obligations and shall be due and payable upon PFG demand.

8.5          Additional Capital.  Borrower shall, not later than December 14, 2007, consummate a subordinated debt or equity financing of at least $500,000 substantially upon the terms set forth in that certain term sheet appended hereto as Exhibit B.

8.6          Further Assurances.  Borrower shall execute and deliver such amendments, documents and instruments as are necessary or appropriate to effect the conditions to this Forbearance, including without limitation, the Amendments.

8.7          Minimum Liquidity.  As of November 30, 2007, December 31, 2007 and January 31, 2008, Borrower shall maintain cash and cash equivalents equal to the greater of (i) Borrower’s aggregate net cash operating loss for the three most recent full calendar months or (ii) $500,000.  As of February 29, 2008 and as of the last day of each calendar month thereafter that this Forbearance is in effect, Borrower shall maintain cash and cash equivalents equal to the greater of (i) one and one-half times (1.5x) Borrower’s aggregate net cash operating loss for the three most recent full calendar months or (ii) $500,000.  For purposes of this Section, Borrower’s “cash and cash equivalents” shall include the securities in the UBS Account; Borrower’s monthly “cash operating loss” shall be calculated on the same basis as set forth in the “Results of Operations” in Borrower’s historical periodic reports filed with the Securities and Exchange Commission, as adjusted for non-cash items; and Borrower’s “aggregate net operating loss for the three most recent full calendar months” shall be the sum of the three months’ operating losses and profits (for example, if Borrower has losses of $200,000 and $150,000 and a profit of $100,000 for a three month period, the aggregate net operating loss for such months would be $250,000, not $350,000).

9.             MODIFICATION OF OUTSTANDING PFG LOANS.  During the Forbearance Period, the interest rate applicable to the Outstanding PFG Loans, other than the Convertible Loan (as defined in Recital B), as set forth in Section 2 of the Schedule to the Loan and Security Agreement for each such Outstanding PFG Loan shall be reduced by three percent (3%) per annum and each such Loan and Security Agreement, other than the Convertible Loan, is deemed modified accordingly.

10.          COUNTERPARTS.  This Forbearance may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Forbearance.

11.          INTEGRATION; CONSTRUCTION.  This Forbearance, the Amendments and any other documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Forbearance; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement and section headings are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. The term “Schedule” means the Schedule to the Loan Agreement.

12.          Severability.  If one or more provisions of this Agreement are held to be unenforceable or are in violation of any applicable law or stock exchange rules or regulations to which either Borrower of PFG is subject, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable or that is in violation.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.          Governing Law; Venue.  THIS FORBEARANCE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

13.          TO THE EXTENT PERMITTED BY APPLICABLE LAW, PFG AND BORROWER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders and issuing preliminary and permanent injunctions.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which, other than a limitation of not more than 3 depositions per party of not more than 5 hours each, shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph and may grant appropriate relief from the terms of this paragraph for good cause shown.

[SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, the parties hereto have caused this Forbearance to be executed as of the date first written above.

Borrower:	Bioject, Inc.
an Oregon corporation

	By:	/s/ Ralph Makar
Printed Name: Ralph Makar
Title: President and CEO

Borrower:	Bioject Medical Technologies, Inc.
an Oregon corporation

	By:	/s/ Ralph Makar
Printed Name: Ralph Makar
Title: President and CEO

PFG:	Partners for Growth, L.P.

	By:	/s/ Andrew W. Kahn
Printed Name: Andrew W. Kahn
Title: Manager, Partners for Growth, LLC, its General Partner

Exhibit A

Warrant/Conversion changes:

The Exercise Price shall be equal to $0.90 per share, provided, however, that if the Company consummates a Financing at an Effective Price lower than $0.90 per share, then the Exercise Price shall be the lesser of $0.90 per share or 120% of such Effective Price. If, however, the Company fully repays all monetary Obligations under the Oustanding PFG Loans other than from proceeds (in whole or in part) of a Financing (as defined), the Exercise price shall be $0.90 per share.  For purposes of the foregoing, a “Financing” means a closing of any equity or convertible securities financing on or before the first anniversary of the date of the Forbearance Agreement, other than closings of up to $3,000,000 in aggregate proceeds completed on or prior to January 31, 2008 upon the same economic terms of the financing specified in Section 8.5 of the Forbearance No. 1, Limited Waiver and Modification to Loan and Security Agreement. The “Effective Price” means the price at which equity securities are issued in any such Financing or the price at which convertible securities issued in any such Financing convert into equity securities (whether or not such price is determinable on or before the first anniversary of the date of the Forbearance Agreement), provided that if the securities issued in any such Financing consist of any combination of securities (such as, for example only, a unit consisting of stock with accompanying warrants or other derivative securities), the Effective Price shall be reduced by the value of the accompanying warrants or other derivative securities. For this purpose,  the value of warrants or other derivative securities shall be valued on an “as-converted/exercised” weighted average basis. For example, if a package of securities is sold consisting of one share and a warrant exercisable for one share for a total consideration of 76 cents, the Effective Price of the common stock sold would be determined to be 38 cents (76 cents divided by [1 share plus 1 share as exercised from the warrant]). If the securities issued in any such Financing are equity securities of a class or series other than the Warrant Stock, this Warrant shall be exercisable, at the sole option of Holder, for such other securities issued in any such Financing and such securities shall be deemed to be Warrant Stock hereunder (adjusted as appropriate to reflect conversion rates into Warrant Stock of other than one-to-one). Notwithstanding the foregoing, with respect to the loan, the conversion price may not be reduced below an amount that would result in a number of shares of Common Stock issuable upon conversion of the loan, when aggregated with the number of shares issuable upon exercise or conversion of warrants and other convertible securities and Common Stock held by PFG at such time, exceeding 19.9% of the Common Stock of the Company outstanding at such time. If the adjustment to the conversion price would result in the issuance of a number of shares of stock exceeding such threshold, the Company shall promptly seek shareholder approval of the shares in excess of such threshold and shall recommend shareholders approve such action.  If the shareholders do not approve the issuance of such additional shares of stock, the Outstanding PFG Loans shall be due upon demand. If such stockholder approval is secured, the Company agrees to cooperate with PFG in acting as trustee of a voting trust in respect of the stock owned by PFG in favor of the Company so that the Company may vote stock owned by PFG.

[Appropriate and similar adjustments to be made to the languge of the convertible loan.]

Exhibit B

Term Sheet

Bioject Medical Technologies Inc.

November 15, 2007

Offering Memorandum Terms

Offering Terms For Convertible Note

Issuer:	Bioject Medical Technologies Inc., an Oregon corporation (the “Company”).
Amount:	Up to $1.5 million.
Timing for Offer:	Offer will close on December 14, 2007 (latest).
Securities to be Issued:	Convertible note with 18 month term bearing 8% interest.
Conversion Price:	(i) The higher of $0.75 per share or current market price + 50% (voluntary conversion) or (ii) as part of an equity financing of at least $5 million (automatic conversion).
Warrants:

10% Warrant coverage. The exercise price of the Warrants will be the higher of $0.75 or current market price + 50%. The term of the Warrants will be four years. Piggyback registration rights and no cashless exercise provision.

Investors:	Private and Institutional.